Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD REPORTS THIRD-QUARTER 2007 FINANCIAL RESULTS

HERCULES, CA – November 6, 2007 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2007.

Third-quarter revenues were $339.7 million in 2007, up 11.5% compared to $304.8 million reported for the same period in 2006. These results were driven by continued growth across product areas in both the Life Science and Clinical Diagnostics segments. On a currency-neutral basis, revenues increased 8.0% compared to the same period last year.

Net income for the third quarter in 2007 was $28.0 million compared to $23.2 million reported for the same period in 2006.  Third-quarter net income in 2006 benefited from a pre-tax investment gain of $4.7 million. Net income for the third quarter in 2007 was $1.05 per share, or $1.03 per share on a fully diluted basis, compared to $0.88 and $0.86, respectively, during the same quarter last year. Third-quarter gross margin was 55.4% compared to 54.7% in the third quarter last year.

Year-to-date revenues grew by 7.6% to $1.0 billion compared to the first three quarters in 2006. Normalizing for the impact of currency effects, growth was 3.8%. Year-to-date net income for 2007 was $80.6 million compared to $86.6 million in the same period last year. Year-to-date results for the first three quarters in 2006 was favorably impacted by one-time additional revenue of $11.7 million resulting from a licensing settlement agreement reached with bioMérieux as well as the aforementioned pre-tax investment gain of $4.7 million. Year-to-date gross margin was 55.7% compared to 56.6% in the same period in 2006.

On a per share basis, year-to-date net income for 2007 was $3.03 per share, or $2.96 per share on a fully diluted basis, and $3.29 and $3.22, respectively, for the same period of 2006.

“We are pleased with the Company’s performance during the quarter and encouraged by the success of new products,” said Norman Schwartz, Bio-Rad President and Chief Executive

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Bio-Rad Reports Third-Quarter 2007 Financial Results

Officer. “As we wrap up the year, we will continue to focus on our ongoing businesses and work to integrate the recently acquired DiaMed into Bio-Rad’s organization.”

Life Science

Life Science segment net sales for the quarter were $143.0 million, up 4.1% compared to the same period last year. On a currency-neutral basis, segment sales increased by 1.2%. Performance in the Life Science segment benefited from sales of the new ProteOn™ XPR36 protein interaction array system as well as the Bio-Plex® suspension array systems and reagents. Bio-Plex suspension array system sales continue to be boosted by the over 50 new assays that were introduced in 2006. Sales of process chromatography media, particularly  CHT™ Ceramic Hydroxyapatite, were strong as the products continued to gain broad market acceptance. These materials are used in the purification stages in the manufacture of a variety of pharmaceuticals with a particular applicability to monoclonal antibody based medicines. Sales results in this segment were somewhat tempered by continued erosion of BSE (bovine spongiform encephalopathy) testing revenue.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $193.3 million for the quarter, up 17.6% compared to the third quarter last year, or 13.5% excluding currency effects. These gains were the result of strong sales across all product lines, particularly in quality control, auto-immune, diabetes, and blood virus testing products. During the quarter, Bio-Rad launched a test for syphilis for use on its BioPlex® 2200 system, a fully-automated random access multiplex testing system that can generate multiple results from a single patient sample. The BioPlex 2200 Syphilis IgG kit simultaneously detects three of the most clinically relevant bacteria that cause syphilis. In September, the Company received FDA clearance to market the MRSASelect™ test, a chromogenic medium used for the rapid screening of MRSA (methicillin resistant Staphylococcus aureus). With high sensitivity and specificity as well as rapid and direct identification, the MRSASelect test can identify MRSA carriers in 24 hours. Also during the quarter, the Company released the Dengue NS1 Ag STRIP rapid test. The test provides early diagnosis of dengue acute infections, a tropical disease transmitted to humans from mosquitoes.

In the beginning of the fourth quarter of 2007, Bio-Rad completed the purchase of 77.7% of Switzerland-based DiaMed Holding AG for approximately $409 million in cash. DiaMed

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Bio-Rad Reports Third-Quarter 2007 Financial Results

develops, manufactures, and markets a complete line of reagents and instruments used in blood typing and screening and has annual sales of approximately $200 million. DiaMed’s results will be included in our consolidated financial statements beginning in the fourth quarter of 2007.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 6, 2007. Interested parties can access the call by dialing 800-510-9834 (in the U.S.), or 617-614-3669 (international), access number 71052630. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 61856426, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,300 people globally and had revenues of nearly $1.3 billion in 2006. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006

Net sales	$ 339,742	$ 304,764	$ 1,001,364	$ 930,849
Cost of goods sold	151,385	137,975	443,635	403,870
Gross profit	188,357	166,789	557,729	526,979

Selling, general and administrative expense	117,687	105,950	344,988	316,486
Product research and development expense	33,145	30,988	100,680	90,050
Interest expense	7,847	8,212	23,583	24,111
Foreign exchange (gains) losses, net	257	(293)	(413)	959
Other (income) expense, net	(5,687)	(10,514)	(19,368)	(22,809)
Income before taxes	35,108	32,446	108,259	118,182
Provision for income taxes	7,137	9,296	27,620	31,568
Net income	$ 27,971	$ 23,150	$ 80,639	$ 86,614

Basic earnings per share:
Net income	$ 1.05	$ 0.88	$ 3.03	$ 3.29
Weighted average common shares	26,715	26,407	26,651	26,342

Diluted earnings per share:
Net income	$ 1.03	$ 0.86	$ 2.96	$ 3.22
Weighted average common shares	27,270	26,971	27,197	26,900

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006
Current assets:
Cash and cash equivalents	$ 472,792	$ 223,607
Short-term investments	70,613	264,473
Accounts receivable, net	303,201	292,970
Inventories, net	273,575	253,045
Other current assets	99,381	95,682
Total current assets	1,219,562	1,129,777

Net property, plant and equipment	201,608	189,627
Goodwill	121,492	119,492
Purchased intangibles, net	42,535	44,605
Other assets	127,287	112,667
Total assets	$ 1,712,484	$ 1,596,168

Current liabilities:
Notes payable and current maturities of long-term debt	$ 4,907	$ 3,042
Accounts payable	68,102	83,411
Accrued payroll and employee benefits	89,769	92,101
Sales, income, and other taxes payable	14,885	19,949
Other current liabilities	108,798	121,030
Total current liabilities	286,461	319,533

Long-term debt, net of current maturities	426,141	425,625
Other long-term liabilities	53,542	31,472
Stockholders’ equity	946,340	819,538
Total liabilities and stockholders’ equity	$ 1,712,484	$ 1,596,168

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Cash received from customers	$ 1,007,292	$ 915,289
Cash paid to suppliers and employees	(880,104)	(789,626)
Interest paid	(24,008)	(24,528)
Income tax payments	(32,720)	(9,595)
Litigation settlement	(3,147)	(45,963)
Other operating activities	21,116	17,789
Net cash provided by operating activities	88,429	63,366

Cash flows from investing activities:
Cash expenditures, net	(45,938)	(38,079)
Receipt of restricted cash	--	36,138
Other investing activities	185,996	(132,102)
Net cash provided by (used in) investing activities	140,058	(134,043)

Cash flows from financing activities:
Proceeds from issuance of common stock	9,109	8,511
Other financing activities	3,481	1,051
Net cash provided by financing activities	12,590	9,562

Effect of exchange rate changes on cash	8,108	2,817

Net increase (decrease) in cash and cash equivalents	249,185	(58,298)
Cash and cash equivalents at beginning of period	223,607	296,716
Cash and cash equivalents at end of period	$ 472,792	$ 238,418

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 80,639	$ 86,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,406	40,300
Changes in working capital	(43,570)	(29,876)
Litigation settlement	(3,147)	(45,963)
Other	11,101	12,291
Net cash provided by operating activities	$ 88,429	$ 63,366